Exhibit 10.5

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (the “First Amendment”) to that certain Executive Employment Agreement between Radius Health, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Robert Ward (the “Executive”) dated as of December 12, 2013 (the “Employment Agreement”) is made as of this 1st day of July, 2015 (the “Amendment Date”), by and among the Company and the Executive.  Except as set forth in this First Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree to the following:

1.             Amendment to the Employment Agreement.  Effective as of the Amendment Date, Section 8(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(e)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL.  If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death), or by the Executive for Good Reason, in either case on or within twenty-four (24) months immediately following a Change of Control (as defined in the Plan, disregarding for this purpose clause (d) of such definition), then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 8(d) above, subject to compliance with Section 11; provided that: (i) the Salary Severance Period defined in Section 8(d)(1) shall be increased to a total of eighteen (18) months following the termination date; (ii) the COBRA Severance Period defined in Section 8(d)(2) shall be increased to a total of eighteen (18) months following the termination date; (iii) in lieu of the pro-rata bonus described in Section 8(d)(4), the Company shall pay the Executive one-hundred fifty percent (150%) of the Target Bonus for the performance year in which the Executive’s termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked); and (iv) in lieu of the vesting acceleration described in Section 8(d)(5), all of the outstanding unvested shares subject to the Option shall become fully vested and the time period that the Executive may have to exercise the Option shall be extended for a period equal to the shorter of (i) nine (9) months, or (ii) the remaining term of the award.

2.             Non-Compete Agreement.  As a condition to the effectiveness of this First Amendment, Executive will execute and deliver to the Company the Confidentiality and Non-Competition Agreement attached as Exhibit A.

3.             No Other Amendment.  Except as expressly set forth in this First Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

4.             Counterparts.  This First Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the Amendment Date.

RADIUS HEALTH, INC.

By:	/s/ Kurt C. Graves	July 9, 2015

Name:	Kurt C. Graves

Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ Robert Ward
Robert Ward

Exhibit A

Confidentiality and Non-Compete Agreement

[attached]

Confidentiality and Non-Competition Agreement

In consideration for the agreement of Radius Health, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”) to employ me as an employee or consultant and my receipt of the compensation now and hereafter paid to me by the Company, I agree as follows:

1.             Definition of Confidential Information.  I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to the Company’s past, present or future (a) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software code, developments, documentation, original works of authorship, designs and technical data, and improvements thereto (collectively, “Technology”); (b) research and development activities, (c) marketing, business or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (d) customers or suppliers; or (e) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities.  All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials or items containing this type of information, are proprietary and confidential to the Company (“Confidential Information”).

2.             Obligations.  I agree to preserve and protect the confidentiality of Confidential Information both during and after my employment with the Company.  In addition, I agree not to, at any time during the term of this Confidentiality and Non-Competition Agreement (this “Agreement”) or thereafter, (a) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of the Company without a legitimate business need to know; (b) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (c) use Confidential Information for my own benefit or for the benefit of any third party.  I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information.  If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from the Company’s Personnel Officer that the information is not Confidential Information.

3.             Exceptions.  The Company agrees that the obligations in Section 2 do not apply to any information that I can establish (a) has become publicly known without a breach of this Agreement by me or a third party’s breach of an agreement to maintain the confidentiality of the information; or (b) was developed by me prior to the date this Agreement is signed, and prior to the date any earlier Confidentiality Agreement of the Company was signed, if the date of development can be established by documentary evidence.  For the purposes of clause (a) of the preceding sentence, Confidential Information will be deemed to have become publicly known only if I can establish that all material features comprising such information have become publicly known.

4.             Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.             Inventions and Works Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all Technology which was created, made, conceived, developed or reduced to practice (collectively, “Developed”) by me, solely or jointly,  prior to my employment with the Company (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to the Company’s business, products, or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions.  If, in the course of my employment with the Company, I incorporate into a Company product, process or machine, or otherwise use for the benefit of the Company, a Prior Work or Invention, whether or not listed, owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, reproduce, distribute, prepare derivative works of, use, import, offer to sell, sell and otherwise exploit such Prior Work or Invention, including without limitation as part of or in connection with such product, process or machine or other use of the same.

6.           Ownership of Work Product.

(a)           I agree that the Company owns all right, title and interest in, including without limitation all trade secrets, patent rights, copyrights, trademarks, and other intellectual property rights (collectively, “Intellectual Property Rights”) in the following works that I Develop, solely or jointly, during and for one (1) year after termination of my employment with the Company:  (i) Technology that is created using the Company’s facilities, supplies, information, trade secrets or time, (ii) Technology that relates directly or indirectly to or arises out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company, (iii) Technology that relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company  or (iv) Technology that is based on Confidential Information (collectively “Work Product”).  Because any Work Product will inevitably be based upon or somehow involve the Company’s business, products, services or methodologies, I agree that any Work Product will belong to the Company even if I Develop it on my own time, using my own equipment, whether on the Company’s premises or elsewhere.  I will promptly provide full written disclosure to an officer of the Company of any Work Product I Develop, solely or jointly, during the term and for a period of one (1) year thereafter.  I hereby irrevocably assign and agree to assign to the Company the ownership of, and all Intellectual Property Rights in, the Work Product.  The Company will have the right to hold in its own name all rights in the Work Product, including without limitation all Intellectual Property Rights therein.  I also waive all claims to moral rights in any Work Product.

(b)           I agree to cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other Intellectual Property Rights (both in the United States and foreign countries) relating to Work Product.  I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Work Product.  I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7.             Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Work Product made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

8.             Return of Confidential Information.  I agree to return to the Company all Confidential Information in my possession, custody or control immediately upon my termination, or earlier, from the Company for any reason, if the Company requests.

9.             Notification of New Employer.  In the event I leave the employ of the Company for any reason, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

10.          Noncompetition; Nonsolicitation of Employees.  In order to protect the value of any Confidential Information, I agree to the following provisions against unfair competition, which I acknowledge represent a fair balance of the Company’s rights to protect its business and my right to pursue employment:

(a)           While I am employed (whether as an employee or consultant) at the Company and for a period (the “Restricted Period”) immediately following termination of such employment (for any reason whatsoever, whether voluntary or involuntarily) of (i) one year or (ii) if later, until the end of the Salary Severance Period (as defined in the Employment Agreement, dated December 12, 2013, between me and the Company, as may be amended from time to time (the “Employment Agreement”), I agree that I will not, whether alone or as a partner, officer, director, consultant, agent, representative, employee or security holder of any company or their commercial enterprise, directly or indirectly engage in, have an equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership, association, other entity or business or other activity anywhere in the world that engages in business that is competitive with or renders services to any firm or business organization which competes with the business of the Company, which business includes, without limitation, the research, discovery and/or development of therapeutics to treat osteoporosis or hot flashes, or any other therapeutics that the Company is actively engaged in at the time of termination of your employment (the “Company’s Business”); provided, that the Company’s Business shall not include any business that the Company has not taken more than de minimis steps to engage in at the time of your termination of employment.  The foregoing prohibition shall not prevent my employment or engagement after termination if such employment or engagement, in any capacity, does not involve work or matters related to the Company’s Business.  I shall be permitted to own securities of a public company not in excess of five (5%) of any class of such securities and to own stock partnership interests or other securities of any entity not in excess of five (5%) of any class of such securities and such ownership shall not be considered to be competition with the Company.

(b)           While I am employed (whether as an employee or consultant) at the Company and for the Restricted Period, I agree that I will not (i) directly or indirectly solicit, recruit or induce any employee, customer, subscriber, supplier, vendor or business affiliate of the Company to terminate its employment or other arrangement with the Company or otherwise alter its relationship with the Company or (ii) directly or indirectly, for myself or any other person or entity, solicit or recruit any employee of the Company to work for a third party other than the Company or hire any such employee during the employee’s employment with the Company and for a period of twelve months following the employee’s employment with the Company or engage in any activity that would cause or encourage any employee to violate any agreement with the Company.

(c)           In the event the terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

11.          Representations and Warranties.  I represent and warrant that (a) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (b) I will not disclose to the Company, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than the Company.  I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than the Company.

12.          Damages and Injunctive Relief.  I acknowledge and agree that:

(a)           My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment.  I understand that if I violate this Agreement during or after my employment, the Company may be able to recover monetary damages from me and/or the other relief described below.

(b)           I agree that a violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and monetary damages alone will not completely compensate the Company for the harm.  Accordingly, the Company may obtain an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or any other remedy which may be available at law or in equity.

(c)           If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

13.          Miscellaneous Provisions.

(a)           No failure or delay to act by the Company will waive any right, remedy or power contained in this Agreement.  Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

(b)           The provisions of this Agreement are applicable to Confidential Information and Work Product disclosed, developed or proprietary before or after I sign this Agreement.

(c)           This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(d)           This Agreement will be governed by the law of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.  Suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in a courts of the Commonwealth of Massachusetts and for this purpose I expressly consent to the jurisdiction of said courts.

(e)           If any provision of this Agreement conflicts with the law of the Commonwealth of Massachusetts or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect.  If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(f)            This document constitutes the entire agreement between the Company and me concerning the matters addressed in this Agreement and with respect to all periods after the date hereof it supersedes any prior agreement concerning those matters.  This Agreement shall constitute the Confidentiality Agreement for purposes of the Employment Agreement.  This Agreement may not be changed in any respect except by a written agreement signed by both parties.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(g)           All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

Signature:

Print Name:	Robert Ward

Date:

THE COMPANY:	RADIUS HEALTH, INC.

By:

Title:

Exhibit A

None.